Exhibit 10.1

AMENDED AND RESTATED

COMPENSATION AND SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED COMPENSATION AND SEVERANCE AGREEMENT (this “Agreement”), is effective as of February 1, 2010, by and between RESTORATION HARDWARE, INC., a corporation incorporated under the laws of Delaware (the “Company”), and GARY G. FRIEDMAN (“Officer”) and is an amendment and restatement of (i) a previous offer letter dated March 15, 2001 offering Officer employment with the Company (the “Prior Offer Letter”), and (ii) a previous Compensation and Severance Agreement by and between the Company and Officer initially effective March 21, 2001, as most recently amended and restated effective as of February 4, 2004 and as further amended on December 31, 2008 (the “Compensation and Severance Agreement”).

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of Officer on the terms hereinafter set forth and

WHEREAS, in order to encourage Officer to remain in the employ of the Company, the Company desires to enter into this amended and restated Agreement with Officer;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. Certain Other Agreements. The Prior Offer Letter and the previous version of this Compensation and Severance Agreement effective March 21, 2001 were initially executed substantially contemporaneously with stock option agreements and notices of grant of stock options referenced in the Prior Offer Letter, agreements to participate in a preferred stock financing and an agreement to purchase common stock of the Company as described in the Prior Offer Letter. All options under the aforementioned option agreements have been settled or cancelled as of the date of this Agreement.

2. Definitions.

2.1. Accrued Compensation. “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date (as hereinafter defined) but not paid as of the Termination Date, including, without limitation, (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by Officer on behalf of the Company during the period ending on the Termination Date, (iii) vacation pay and (iv) any accrued or vested benefits or entitlements under all employee benefit and welfare plans and programs of the Company in which Officer participates, subject to the terms and conditions of such employee benefit and welfare plans and programs.

2.2. Base Salary. “Base Salary” shall mean the base salary as set forth in Section 3.1 (or, for purposes of determining the termination benefits to which Officer is entitled upon a termination for Good Reason, if greater, the rate in effect immediately before a reduction in rate that constitutes Good Reason), and shall include all amounts of Officer’s base salary that are deferred under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement.

2.3. Board. “Board” shall mean the Board of Directors of the Company.

2.4. Bonus Amount. “Bonus Amount” shall mean 100% of the last annual bonus paid or payable (i.e., if the performance period was completed but the bonus not yet paid) to Officer prior to the Termination Date or Officer’s target bonus for the applicable fiscal year in which termination of employment occurs if such target bonus is greater than the last annual bonus paid or payable to Officer.

2.5. “Cause” shall mean:

(a) Officer has been convicted of (or has entered a plea of nolo contendere to) a felony involving fraud, dishonesty, or physical harm to any person;

(b) Officer intentionally failed to substantially perform Officer’s material duties (other than a failure resulting from Officer’s incapacity due to physical or mental illness or from Officer’s assignment of duties that would constitute Good Reason), which failure lasted for a period of at least fifteen (15) days after a written notice of demand for substantial performance has been delivered to Officer specifying the manner in which Officer has failed substantially to perform;

(c) Officer intentionally engaged in conduct which is demonstrably and materially injurious to the Company; or,

(d) Officer’s fraud, embezzlement or other act of material dishonesty with respect to the Company as determined by a court of competent jurisdiction or by arbitration pursuant to Section 14 below.

For purposes of this Section 2.5, no act, nor failure to act, on Officer’s part shall be considered “intentional” unless Officer has acted, or failed to act, with a lack of reasonable belief that Officer’s action or failure to act was in the best interest of Company. No termination for Cause may occur pursuant to Section 2.5(b) or Section 2.5(c) unless there shall have been delivered to Officer a written notice setting forth the conduct allegedly constituting “Cause” and specifying the particulars thereof in reasonable detail, and Officer shall have been provided an opportunity to be heard in person by the Board (with the assistance of Officer’s counsel); or

2.6. Change in Control. “Change in Control” shall mean the sale of the Company, or of Home Holdings, including in one or more series of related transactions, to an Independent Third Party (as such term is defined in the LLC Agreement) or to multiple Independent Third Parties acting as a group, pursuant to which such party or parties acquire, directly or indirectly, through one or more intermediaries, (a) equity securities of the Company or Home Holdings constituting more than fifty percent (50%) of the fair market value or total voting power (whether by merger, consolidation, sale or transfer of the Company’s or Home Holdings’ outstanding equity securities) of the equity securities of the Company or Home Holdings or (b) more than 50% of the total gross fair market value of all of the assets of the Company and its subsidiaries on a consolidated basis or Home Holdings and its subsidiaries on a consolidated basis immediately before such acquisition.

2.7. Company. The “Company” shall mean Restoration Hardware, Inc. and shall include its “Successors and Assigns” (as hereinafter defined).

2.8. Disability. “Disability” shall mean a physical or mental infirmity which either (i) impairs Officer’s ability to substantially perform Officer’s duties with the Company for a period of one hundred eighty (180) consecutive days or (ii) is expected to so impair Officer for a period of at least one year or (iii) entitles Officer to long-term disability benefits under a long-term disability policy maintained by the Company; provided, that Officer has not returned to Officer’s full-time employment prior to the Termination Date as stated in the Notice of Termination (as hereinafter defined).

2.9. Good Reason. “Good Reason” shall mean the occurrence of any of the events or conditions described in subsections (a) through (e) hereof that occur without Officer’s consent, and within 90 days following the end of the Notice Period (as defined below) Officer terminates his employment with the Company:

(a) a material diminution in Officer’s authority, duties or responsibilities or the assignment to Officer by the Company of duties materially inconsistent with his status as Chief Executive Officer (it being understood that a change in status to Co-Chief Executive Officer and Chairman upon commencement of employment by Mr. Carlos Alberini shall not constitute Good Reason) or Co-Chief Executive Officer and Chairman, as the case may be, as set forth in this Agreement (it being understood that in the case of the two Co-Chief Executive Officers they may have changes in the personnel and functions within the Company that report to each of them from time to time and mutually agreed changes in some of those responsibilities that report to Officer alone shall not constitute Good Reason so long as the authority and responsibility of the Officer within the organization is not materially diminished or materially inconsistent with the status of Co-Chief Executive Officer and Chairman as set fort h in this Agreement) or a change in Officer’s reporting relationship directly to the Board of Directors of Home Holdings, LLC (“Home Holdings”); provided that a change in Officer’s authority, duties or responsibilities due to the fact that the Company or its successor becomes a stand-alone division or subsidiary of a public or private company will not alone constitute Good Reason so long as Officer continues as Chief Executive Officer or Co-Chief Executive Officer and Chairman, as the case may be, of the Company (or successor or parent thereof, as the case may be) or such division or subsidiary; and provided further that (for avoidance of doubt) a change in Officer’s authority, duties or responsibilities in connection with the termination of Officer’s employment for Disability, Cause, as a result of Officer’s death, or by Officer other than for Good Reason shall not constitute Good Reason;

(b) a material reduction in Officer’s Base Salary, annual bonus opportunity or benefits, except if the base salaries, annual bonus opportunities or benefits of a significant number of other executives and members of senior management of the Company also are proportionately reduced, whether or not such reduction is voluntary on the part of Officer or such other executives and senior management;

(c) any material breach by the Company or any of its Successors and Assigns of this Agreement, including, without limitation, the last sentence of Section 3.7 hereof and Section 10.1 hereof; provided, however, that a breach of the last sentence of Section 3.7 hereof only shall be deemed to be material in the event that Officer is required to be based outside a 40-mile radius of Corte Madera, California.

(d) removal of Officer, or failure to cause the reappointment or election of Officer, as the Chief Executive Officer of the Company, as a member of the Board or as a member of the Board of Directors of Home Holdings; and

(e) the failure of any Successors and Assigns to assume the obligations of the Company under this Agreement, either by written agreement or by operation of law.

Officer’s right to terminate his employment in connection with an event of Good Reason shall not be affected by Officer’s incapacity due to physical or mental illness. Officer must provide notice to the Company of the existence of a condition described in clauses (a) through (e) above within sixty (60) days of his knowledge of the initial existence of the condition, upon the notice of which the Company shall have a period (the “Notice Period”) of 30 days during which it may remedy the condition so that it shall not constitute a “Good Reason.” If more than one change or event shall occur which alone or in the aggregate constitutes Good Reason, then for purposes hereof, Good Reason shall be deemed to have occurred on the last such change or event to occur.

2.10. LLC Agreement. “LLC Agreement” shall mean the Fourth Amended and Restated Limited Liability Company Operating Agreement of Home Holdings, LLC, as further amended from time to time.

2.11. Notice of Termination. “Notice of Termination” shall mean a written notice from the Company or Officer of termination of Officer’s employment which indicates the specific reason for termination relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Officer’s employment.

2.12. Pro-Rata Bonus. “Pro-Rata Bonus” shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365.

2.13. Successors and Assigns. “Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.

2.14. Termination Date. “Termination Date” shall mean (i) in the case of Officer’s death, Officer’s date of death, (ii) in the case of a resignation by Officer with or without Good Reason, the last day of Officer’s employment, and (iii) in all other cases, the date specified in the Notice of Termination; provided, that if Officer’s employment is terminated by the Company or due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days (and not more than sixty (60) days) from the date the Notice of Termination is given to Officer; and provided, further, that in the case of Disability Officer shall not have returned to the full-time performance of Officer’s duties during such period of at least thirty (30) days.

3. Compensation, Benefits and Officer Obligations.

3.1. Compensation. Officer’s Base Salary shall be nine hundred thousand dollars ($900,000) per year, effective from February 1, 2010, to be paid in installments in accordance with the Company’s standard payroll practices, less required withholding taxes. If and when the Company’s twelve-month trailing EBITDA (as such metric is determined in good faith by the Board) exceeds thirty-seven million dollars ($37 million), then Officer’s Base Salary shall increase to one million dollars ($1,000,000) per year beginning on the first day of the month immediately following the end of such twelve-month period (and, for avoidance of doubt, shall not thereafter decrease merely as a result of twelve-month trailing EBITDA decreasing). Notwithstanding the foregoing, a proportional reduction in Officer’s Base Salary as described in Section 2.9(b) hereof shall not be considered a breach of this Agreement.

3.2. Bonus.

(a) Officer will be eligible to earn annual cash bonus compensation for each fiscal year based on the level of achievement of performance goals established by the Board or the Compensation Committee of the Board (the “Compensation Committee”) following consultation with Officer. If, and only if, the minimum performance threshold required in order to earn a bonus is attained, then the bonus payable to Officer will be between 85% and 125% of the Base Salary on a pro rata basis depending on the actual level of achievement of the goals as confirmed by the Board or the Compensation Committee; provided, however, that (1) for purposes of this Section 3.2(a), “Base Salary” shall be nine hundred thousand dollars ($900,000) for purposes of calculating the bonus payable for the Company’s fiscal year ending January 31, 2011, regardless of whether Base Salary has been increased pursuant to Section 3.1 hereof as of such time; and (2) in no case shall Officer’s Base Salary and bonus, together, equal in excess of two million dollars ($2,000,000) in any fiscal year.

(b) The performance goals established as provided in subsection (a) above shall be based upon financial performance metrics for the Company and shall be set for each fiscal year at approximately the same time that the Company’s annual budget for such fiscal year is established, but in no event later than April 30th of such fiscal year.

(c) Payment of the annual bonus for any fiscal year generally shall be made thirty (30) days following the date on which the audited financial results for such fiscal year and the amount of the bonus for such fiscal year are determined, but in no case later than the 15th day of the third month following the end of the applicable fiscal year.

3.3. Equity Awards. Officer has been awarded a grant under the Home Holdings, LLC Team Resto Ownership Plan (the “Plan”) of 7,183,441 Class B-1 Units (as defined in the Plan) by the terms of an award letter (the “TROP Award Letter”). Officer has also purchased an 1,118,064 Class A-1 Units and 1,118,064 Class A-2 Units of Home Holdings in addition to 1,215,269 Class A Units previously acquired by Officer. Officer will be awarded equity awards from time to time as determined by the Board of Directors of Home Holdings.

3.4. Reimbursement of Expenses. Officer will be entitled to reimbursement of reasonable business expenses incurred in the course of his duties in accordance with the existing policies and practices of the Company, as such policies and practices may be modified from time to time. Eligible reimbursements will be paid as promptly as practicable.

3.5. Benefits. Officer shall be entitled to participate in all employee and welfare benefit plans and programs available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, and shall be entitled to continue to receive such benefits and perquisites as are provided to Officer on the effective date hereof, including an automobile allowance and not less than four (4) weeks of paid vacation for each year that Officer is employed by the Company. Subject to Section 4.2 of this Agreement, Officer’s entitlement to any other compensation or benefits from the Company shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect

3.6. Indemnification. The Company and Officer acknowledge and agree that Officer is covered under the indemnification provisions set forth under Article 15 of the LLC Agreement, in addition to all other rights of indemnification that he may have from the Company, and that the scope of indemnification shall not be materially reduced from that provided under the LLC Agreement as in effect on the effective date hereof (except to the extent that such indemnification shall be prohibited in the future by an amendment to the laws of the jurisdiction in which Home Holdings is then domiciled) without Officer’s prior written consent. Officer’s right to indemnification as aforesaid shall survive any termination of his employment with the Company irrespective of the reason for such termination to the extent not prohibited by law.

3.7. Positions. The Company agrees to employ Officer as its Chief Executive Officer reporting directly to the Board of Directors of Home Holdings and to cause Officer to be a member of the Board and of the Board of Directors of Home Holdings. In the event that Carlos Alberini commences employment with the Company, then Officer shall hold the title of Co-Chief Executive Officer and Chairman of the Board with Mr. Alberini serving as Co-Chief Executive Officer. Officer agrees to be employed by the Company, on the terms and conditions set forth herein. In the event that Officer is Chief Executive Officer, then Officer shall have all of the duties and responsibilities as are customarily exercised by an individual serving in the position of Chief Executive Officer of a company of the size and nature of the Company. In the event that Officer serves as Co-Chief Executive Officer and Chairman of the Board, then Officer shall have all of the duties and responsibilities as are customarily exercised by an individual serving in the position of Chairman of the Board of a company of the size and nature of the Company and shall also have the duties as Co-Chief Executive Officer initially consistent with those duties set forth in Schedule A attached hereto. The duties of Officer as Co-Chief

Executive may change from time to time by mutual agreement of the Officer on the one hand and the other Co-Chief Executive Officer on the other hand, any such agreement or understanding to be memorialized in writing including by email. Officer shall be based in this Company’s Corte Madera, California offices, but his duties will require reasonable business travel.

3.8. Officer Obligations. During the term of Officer’s employment hereunder and excluding any periods of vacation and sick leave to which Officer is entitled, Officer agrees to devote his full time and attention spent on business matters to the business and affairs of the Company serving in the office or offices designated under this Agreement and, to the extent necessary to discharge the responsibilities assigned to Officer that do not constitute Good Reason, to use Officer’s reasonable best efforts to perform faithfully and efficiently such responsibilities; provided, that it shall not be a violation of this Agreement for Officer to engage in outside activities, including without limitation, to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, (iii) manage personal investments and (iv) perform such other activities as the Board may approve, so long as such outside activities do not materially interfere with the performance of Officer’s duties hereunder. It is expressly understood and agreed that to the extent that any such activities have been either (i) conducted by Officer and disclosed to the Board prior to the effective date of this Agreement or (ii) approved by the Board prior to the date of a Change in Control, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) shall not thereafter be deemed to interfere with the performance of Officer’s responsibilities to the Company.

4. Termination of Employment.

4.1. Termination Benefits. If Officer’s employment with the Company shall be terminated, Officer shall be entitled to the following compensation and benefits:

(a) If Officer’s employment with the Company shall be terminated (i) by the Company for Cause or Disability, (ii) by reason of Officer’s death, (iii) due to Officer’s retirement pursuant to the Company’s policies applying to executive officers generally, or (iv) by Officer other than for Good Reason, the Company shall pay to Officer the Accrued Compensation;

(b) If Officer’s employment with the Company shall be terminated by the Company without Cause or by Officer for Good Reason, Officer shall be entitled to the following:

(i) Payment of Accrued Compensation and a Pro-Rata Bonus;

(ii) Severance pay in the amount of one million and five hundred thousand dollars ($1,500,000); and

(iii) Continuation of medical benefit coverage for Officer and his eligible dependents until the earlier of the date that Officer becomes entitled to medical benefits from another employer or twenty-four (24) months after the Termination Date, subject to Officer’s payment of applicable premiums, if any, at the same rate that would have applied had Officer remained an officer of the Company.

(c) The amounts provided for in Sections 4.1(a) and 4.1(b)(i) shall be paid in a single lump sum cash payment within thirty (30) days after the Termination Date (or earlier, if required by applicable law), and in the case of the Pro-Rata Bonus under Section 4.1(b)(i), conditioned upon Officer’s delivery of a release in favor of the Company in the form of Exhibit A hereto, and upon such release becoming effective. The amount provided for in Section 4.1(b)(ii) shall be paid in twelve (12) equal monthly cash installments commencing with the first business day of the first month following the Termination Date, conditioned upon Officer’s delivery of a release in favor of the Company in the form of Exhibit A hereto, and upon such release becoming effective. Payment or benefits of Accrued Compensation to be paid or provided under Section 2.1(iv) shall be paid or provided at the time(s) and in the manner specified in the applicable plan or program referred to in Section 2.1(iv).

(d) In the event that Officer breaches this Agreement, including, but not limited to, the provisions set forth in Sections 4.4, 6, 7, and 8.1, in any material respect, all payments under Sections 4.1(b)(ii) and 4.1(b)(iii) shall cease after Officer has been given notice of the breach and an opportunity to cure within 30 days of Officer’s receipt of such notice and if Officer has failed to timely effect such cure, and thereafter the Company shall have no further obligations under Sections 4.1(b)(ii) and 4.1(b)(iii), except as required by federal or state continuation coverage laws.

(e) Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment.

4.2. Other Benefit Policies. The severance payments, severance benefits and severance protections provided to Officer in this Agreement shall be in lieu of any other severance payments, severance benefits and severance protections to which Officer may be entitled under any severance or termination policy, plan, program, practice or arrangement of the Company and its affiliates, except as may be provided any written agreement between the Company and/or Home Holdings, and Officer entered into after the date hereof. Officer’s entitlement to any other compensation or benefits from the Company shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect. Nothing in this Agreement shall alter Officer’s status as an “at will” employee of the Company. Notwithstanding the foregoing, nothing in this Agreement shall prevent or limit Officer’s continuing or future participation in, or reduce Officer’s rights under (i) any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policy, plan, program, practice, or arrangement) and for which Officer may qualify, or (ii) any other agreement with the Company or Home Holdings (including the Related Agreements, as defined in Section 19 below). Amounts which are vested or accrued benefits or which Officer is otherwise entitled to receive under any plan or program of the

Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement, and rights to continued vesting of Units under the TROP Award Letter shall continue in accordance with the terms thereof.

4.3. Notice of Termination. Any purported termination of Officer’s employment by the Company or Officer shall be communicated by a Notice of Termination. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

4.4. Non-Disparagement. Officer and the Company mutually agree that, while Officer is employed by the Company and at any time thereafter, in any communication with the press or other media or any customer or client of or supplier to the Company or any of its affiliates, or any customer or client of or supplier to Officer or of any business with which Officer then is affiliated, each of Officer and the Company shall not (and the Company shall cause each of its officers, directors and other affiliates not to) criticize, ridicule or make any statement which reasonably could be concluded to be disparaging or derogatory towards the other, including, in the case of the Company or any of its affiliates, any of their officers or directors, and including, in Officer’s case, any business with which he then is affiliated and any affiliate, officer or director of such business or its affiliates. Notwithstanding the foregoing, nothing in this subsection 4.4 shall prevent any person from (x) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (y) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over such person.

5. Golden Parachute Excise Tax Payments.

5.1. In the event that any payment in the nature of compensation (within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)) to Officer or for Officer’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement, the LLC Agreement or otherwise in connection with, or arising out of, Officer’s employment with the Company (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Officer with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Officer will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Officer of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of Officer’s failure to file timely a tax return or pay taxes shown due on Officer’s return) imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

5.2. An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made by the Company. The Company shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to Officer within fifteen (15) days of the

Termination Date, if applicable, or such other time as requested by Officer (provided Officer reasonably believes that any of the Payments may be subject to the Excise Tax). If requested by Officer, the Company shall furnish Officer, at the Company’s expense, with an opinion reasonably acceptable to Officer from the Company’s accounting firm (or an accounting firm of equivalent stature reasonably acceptable to Officer) that there is a reasonable basis for the Determination. Any Gross-Up Payment determined pursuant to this Section 5.2 shall be paid by the Company to Officer within five (5) days of receipt of the Determination, and in no event later than the last day of the calendar year following the calendar year in which Officer remits the subject taxes.

5.3. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment which should have been paid will not have been paid (an “Underpayment”).

(a) An Underpayment shall be deemed to have occurred (i) upon notice (formal or informal) to Officer from any governmental taxing authority that Officer’s tax liability (whether in respect of Officer’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, or (iii) by reason of determination by the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return). If an Underpayment occurs, Officer shall promptly notify the Company and the Company shall promptly, but in any event at least five (5) days prior to the date on which the applicable government taxing authority has requested payment, pay to Officer an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of Officer’s failure to file timely a tax return or pay taxes shown due on Officer’s return) imposed on the Underpayment.

(b) An Excess Payment shall be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which Officer had previously received a Gross-Up Payment. A “Final Determination” shall be deemed to have occurred when Officer has received from the applicable government taxing authority a refund of taxes or other reduction in Officer’s tax liability by reason of the Excise Payment and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Officer and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the statute of limitations with respect to Officer’s applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to Officer, which loan Officer must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, that no loan shall be deemed to have been made and no amount will be payable by Officer to the Company unless, and only to the extent that, the deemed loan and payment would either reduce the amount on which Officer is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

5.4. Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

5.5 Notwithstanding the foregoing Sections 5.1 through 5.4, if, at the time it is determined by the Board that the Payments would or reasonably could be subject to the Excise Tax, (a) the Company is a corporation no stock in which is readily tradable on an established securities market (or otherwise) within the meaning of Code Section 280G(b)(5)(A)(ii)(I), (b) Catterton Partners and Tower Three Partners or any of their respective affiliates (collectively, the “Current Owners”) control, in the aggregate, more than 75% of the voting power of the Company, and (c) Officer, as a member of the Board, has voted in favor of the transaction giving rise to the Excise Tax, then, Officer shall not be entitled to receive a Gross-Up Payment but rather shall be required to cause his receipt of the Payments, to the extent that the aggregate value of the Payments, determined in accordance with Code Section 280G and the applicable regulations thereunder, equals or exceeds three times Officer’s average annual compensation during the preceding five-year period as calculated in accordance with Code Section 280G, to be subject to the approval of the Current Owners in accordance with Code Section 280G(b)(5)(B); provided, however, that if Officer unreasonably withholds his vote in favor of the transaction giving rise to the Excise Tax, then clause (c) hereof shall not be given any force or effect.

5.6. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any Gross-Up Payment or additional Gross-up Payment required to be made by the Company pursuant to this Section 5 be made later than December 31 of Officer’s taxable year next following his taxable year in which the related taxes are remitted by him or on his behalf to the applicable taxing authorities.

6. Cooperation. Notwithstanding anything to the contrary contained herein, payment of the amounts specified in Section 4.1(b)(ii) hereof is conditional upon Officer cooperating with the Company for a period of twelve (12) months following Officer’s termination of employment (i) in connection with any Change in Control or proposed Change in Control, (ii) in connection with all material matters relating to Officer’s employment with the Company, and (iii) in transitioning Officer’s responsibilities to Officer’s replacement, all as reasonably requested by the Company, and all subject to Officer’s reasonable accommodation in light of his personal and business commitments; provided, that Officer shall not be required to perform any duties or take any action that would constitute Good Reason.

7. Confidential Information. Officer shall hold in confidence for the benefit of the Company and its affiliates all secret or confidential information, trade secrets, knowledge or data relating to the Company or its affiliates and their businesses, which shall have been obtained by Officer prior to or in the course of Officer’s employment by the Company and which was not and is not public knowledge (other than by acts by Officer in violation of this Agreement) (“Confidential Information”). Whether before or after termination of the Officer’s employment with the Company, Officer shall not, without the prior written consent of the Company (or affiliate, if the Confidential Information is that of the affiliate), communicate or divulge any Confidential Information, other than to the Company or affiliate and to those persons or entities designated by the Company or affiliate or as otherwise is reasonably necessary for Officer to carry out his responsibilities as an executive of the Company or pursuant to Section 6 above, except that Officer may make disclosure of Confidential Information to an attorney or advisor representing Officer in connection with the matters covered by this Agreement solely to the extent necessary to protect Officer’s interest under this Agreement and only if the attorney or advisor agrees to confidentiality restrictions for the benefit of the Company and its affiliates that are as restrictive as those set forth in this Agreement. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to Officer under this Agreement. Anything herein to the contrary notwithstanding, the provisions of this Section 7 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Officer to disclose or make accessible any information or (ii) with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; provided, however, that Officer agrees that in the event of a disclosure of Confidential Information pursuant to the preceding clause, Officer will take reasonable action to inform Company of the pending disclosure so that Company may attempt to obtain a protective order.

8. Non-Solicitation.

8.1. Non-Solicitation. Officer agrees that from the date hereof to the end of the twenty-fourth month following the Termination Date, Officer will not:

(a) Solicit, raid, entice or induce, either directly or through a third party, any person then employed by the Company or who was employed by the Company within the preceding twelve months to be employed by another person, or either directly or through a third party hire or otherwise employ any person then employed by the Company or who was employed by the Company within the preceding twelve months;

(b) Assist a competitor or other employer in taking such action set forth in Section 8.1(a);

(c) Directly or indirectly work for or make a significant investment in a Competitor including by becoming an employee, officer, director, consultant, stockholder, partner, consultant or other similar arrangement, unless and solely to the extent that Officer can demonstrate that any action that otherwise would contravene this Section 8.1(c) was done without use in any way of Confidential

Information; provided, that nothing in this Agreement shall be deemed to prohibit Officer from owning not more than five percent (5%) of any class of publicly traded securities of a Competitor. “Competitor” shall mean (a) a retail company, including without limitation, a subsidiary or business unit of such company, where an aggregate of twenty-five percent (25%) or more of its revenue (including revenue of any subsidiary or business unit) is derived from the home furnishings business, including without limitation, lighting, floor covering, furniture, hardware and tools, or hard goods business or (b) a manufacturer, supplier or other vendor that has a material vendor relationship with the Company.

8.2. Remedies. Officer agrees that any breach or threatened breach by Officer of Section 8.1 will entitle the Company, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin the breach or threatened breach, it being acknowledged and agreed that any such material breach will cause irreparable injury to the Company and that any damages will not provide adequate remedies to the Company.

9. Exclusive Remedy. Officer’s right to the compensation and benefits to which he may become entitled pursuant to this Agreement and pursuant to any other written agreement between Officer and the Company and/or Home Holdings (including the Related Agreements) shall be Officer’s sole and exclusive remedy for any termination of Officer’s employment.

10. Successors; Binding Agreement.

10.1. This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

10.2. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Officer or Officer’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Officer and by Officer’s legal personal representative.

11. Notice. Notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier, addressed to the respective addresses last given by each party to the other; provided, that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, or on the first business day after sending by overnight courier, except that notice of change of address shall be effective only upon receipt.

12. Settlement of Claims. Except as expressly provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Officer or others, provided that all amounts payable hereunder shall be subject to all applicable tax withholding.

13. Miscellaneous. No provision of this Agreement may be modified or discharged unless such modification or discharge is agreed to in writing and signed by Officer and the Company, and no notice, consent or waiver under this Agreement shall be valid unless given or made in writing by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party that is not expressly set forth in this Agreement.

14. Governing Law; Arbitration.

(a) The Company and Officer agree that any existing or future dispute, controversy, claim or action (“dispute” or “claim”) arising out of the hiring or employment of Officer by the Company, the termination of that employment, or arising under this Agreement shall be resolved by final and binding arbitration. Such arbitration shall occur in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

(b) Scope of Disputes and Claims to Be Arbitrated. Company and Officer understand and agree that this Agreement shall apply to any and all disputes arising from or relating to Officer’s hiring, employment with or termination of employment by the Company or arising under this Agreement. This agreement to arbitrate applies to disputes arising in tort or contract, pursuant to statute, regulation or otherwise, now in existence or which may in the future be enacted, amended or judicially recognized, including but not limited to the following:

(i) claims for fraudulent inducement of contract or breach of contract or contractual obligation, whether such alleged contract or obligation be oral, written, express, or implied by fact or law;

(ii) claims of fraud, or wrongful termination, including violation of public policy and constructive discharge;

(iii) claims of discrimination or harassment under any and all state and federal statutes that prohibit discrimination in employment, as well as claims for violation of any other state or federal statute except as set forth below;

(iv) claims of non-payment or incorrect payment of wages, commissions, bonuses, severance, Officer fringe benefits, stock options and the like, whether such claims be pursuant to alleged express or implied contract or obligation, equity, the California Labor Code, the Fair

Labor Standards Act, the Officer Retirement Income Securities Act, and any other local, state or federal law concerning wages, compensation or Officer benefits;

(v) claims for infliction of emotional distress, misrepresentation, interference with contract or prospective economic advantage, violation of public policy, defamation, unfair business practices, and any other tort or tort-like causes of action relating to or arising from the employment relationship or the formation or termination thereof; and

(vi) claims arising out of or relating to the grant, exercise, vesting and/or issuance of equity in the Company or its affiliates or options to purchase equity in the Company.

(c) Company and Officer understand and agree that except for such limited post-arbitration judicial review as may be permitted by law, arbitration of such disputes, as provided for herein, shall be the sole and exclusive mechanism for resolving any and all existing and future disputes, and that no other forum for dispute resolution will be available to either party. The only exceptions are the claims identified below, which may be resolved in any appropriate forum, including courts of law, as required by the laws then in effect:

(i) claims for benefits under the workers’ compensation, unemployment insurance and state disability insurance laws;

(ii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark, or any other intellectual or confidential property right held or sought by the Company.

(d) Decision of Arbitrator Binding; Waiver of Trial Before Court, Jury or Government Agency. Company and Officer understand and agree that arbitration shall be instead of a trial before a court or jury, or a hearing before a government agency. Company and Officer understand and agree that the decision of the arbitrator shall be final and binding on both the Company and Officer, and it shall provide the exclusive remedy(ies) for resolving any and all disputes between the Company and Officer, as provided herein, and it shall be enforceable by any court having proper jurisdiction.

COMPANY AND OFFICER FURTHER UNDERSTAND AND AGREE THAT BY SIGNING THIS AGREEMENT, EACH IS EXPRESSLY WAIVING ANY AND ALL RIGHTS TO A TRIAL BEFORE A COURT OR JURY OR BEFORE A GOVERNMENT AGENCY REGARDING ANY DISPUTE OR CLAIM WHICH EACH NOW HAS OR MAY IN THE FUTURE HAVE, AS PROVIDED FOR HEREIN.

(e) Place of Arbitration. Company and Officer understand and agree that arbitration of disputes provided for herein shall take place in San Francisco, California. If, at the time the dispute in question arises, Officer lives and works more than one hundred (100) miles from San Francisco, California, then Officer has the option of requesting that the arbitration take place in the county in which the Company has an office that is nearest to Officer’s residence at the time the dispute in question arises.

(f) Costs of Arbitration. Company and Officer understand and agree that the arbitrator’s fee will be borne solely by the Company. Additionally, the Company will bear all other costs related to the arbitration, assuming such costs are not expenses that the Officer would be required to bear if he were bringing an action in a court of law. The Company and Officer shall each bear their own attorneys’ fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys’ fees unless a statue at issue in the dispute or other appropriate law authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as permitted by the applicable statute.

(g) Governing Law/Applicable Procedures. Company and Officer understand and agree that this Agreement, including the obligation to arbitrate, and its validity, construction and performance shall be governed by the laws of the State of California without regard to conflict of law principles. The parties specifically intend that this Agreement and the provision of benefits hereunder shall not constitute an “employee benefit plan” subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

(h) Written Arbitration Decision. Company and Officer understand and agree that, in any arbitration arising from this agreement to arbitrate, the arbitrator will be required to issue a written arbitration decision that clearly sets forth the essential findings on which that award is based.

(i) Preservation of Remedies. Company and Officer understand and agree that, in any arbitration arising from this agreement to arbitrate, Officer and the Company will preserve all remedies to which he would otherwise be entitled in a court of law, except as limited under the terms of this Agreement.

(j) Necessary Minimum Standard of Discovery. Company and Officer understand and agree that, in any arbitration arising from this agreement to arbitrate, the Company and Officer will be entitled to discovery in accordance with the provisions of California Code of Civil Procedure § 1283(a).

(k) Knowing and Voluntary Agreement to Arbitrate. Company and Officer have been advised to consult with attorneys of their own choosing before agreeing to arbitrate, and have had an opportunity to do so.

COMPANY AND OFFICER HAVE READ THIS AGREEMENT TO ARBITRATE CAREFULLY AND UNDERSTAND THAT BY SIGNING IT, EACH IS WAIVING ALL RIGHTS TO A TRIAL OR HEARING BEFORE A COURT OR JURY OR GOVERNMENT AGENCY OF ANY AND ALL DISPUTES AS PROVIDED FOR HEREIN.

15. Attorneys Fees. The Company will pay Officer seventy-five thousand dollars ($75,000) in respect of legal fees and disbursements reasonably and directly incurred by Officer in the preparation and negotiation of this agreement (and of a loan agreement and the TROP Award Letter entered into in connection herewith) and in connection with matters leading up to such preparation and negotiation.

16. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. Section 409A. The parties intend that any compensation, benefits and other amounts payable or provided to Officer under this Agreement be paid or provided in compliance with section 409A of the Internal Revenue Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for Officer under Section 409A as a result of the payments and benefits so paid or provided to him. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment hereunder of the severance or other compensation, or both, to the extent necessary to comply with and to the extent permissible under Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided Officer under this Agreement shall be subject to the provisions set forth below.

(a) The date of Officer’s “separation from service,” as defined in the regulations issued under Section 409A, shall be treated as Officer’s Termination Date for purpose of determining the time of payment of any amount that becomes payable to Officer pursuant to Section 4.1 hereof upon the termination of his employment and that is treated as an amount of deferred compensation for purposes of Section 409A.

(b) In the case of any amounts that are payable to Officer in the form of installment payments under this Agreement, or under any other “nonqualified deferred compensation plan” (within the meaning of Section 409A) maintained by the Company and in effect on December 31, 2008, the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii). Any nonqualified deferred compensation plan (within the meaning of Section 409A) adopted by the Company on or after January 1, 2009 in which Officer participates shall also contain a provision to the foregoing effect, with respect to amounts payable to Officer thereunder.

(c) If Officer is a “specified employee” within the meaning of the Section 409A at the time of his “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to him under this Agreement on account of his separation from service, to the extent such payment

(after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of Officer’s separation from service, or (ii) if earlier, the date of Officer’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.

(d) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by Officer that may be reimbursed or paid under the terms of the Company’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (ii) all such expenses eligible for reimbursement hereunder shall be paid to Officer as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) Officer’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

18. Survivorship. Except as otherwise expressly set forth in this Agreement, upon the termination of Officer’s employment for any reason, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in the rights and obligations of the parties under this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.

19. Entire Agreement, Etc. This Agreement, as amended and restated (together with the other agreements and documents referenced herein (such other agreements and documents, the “Related Agreements”)), constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or otherwise, between the parties hereto with respect to the subject matter hereof (including without limitation, the Prior Offer Letter). This Agreement may be signed in counterparts (including by fax or pdf), each of which taken together shall constitute one and the same agreement.

*        *        *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Officer has executed this Agreement on May 12, 2010, to be effective as of the day and year first above written.

RESTORATION HARDWARE, INC.

By:	/s/ Chris Newman
Chief Financial Officer

OFFICER

/s/ Gary G. Friedman
Gary G. Friedman

Affirmed by:

HOME HOLDINGS, LLC.

By:	/s/ J. Michael Chu
Name: J. Michael Chu, President

SCHEDULE A

Initial Duties to Officer

All Functions and Officers except the following areas which shall report to Carlos Alberini:

Chief Financial Officer

Chief Operating Officer

Senior Vice President Stores

Senior Vice President and Chief Information Officer

Senior Vice President Inventory

Senior Vice President Human Resources

Senior Vice President Real Estate and Construction

Exhibit A

Release of Claims

RELEASE OF CLAIMS

Restoration Hardware, Inc. (“Resto”), Home Holdings, LLC (“Home Holdings,” and, together with Resto, the “Company”), and the employee whose signature appears below (“Employee”), enter into this Release of Claims (the “Release”) and agree as follows:

1.	In connection with the termination of Employee’s employment with Resto, and in consideration for [description of severance and other entitlements], Employee and the Company wish to compromise, resolve, and settle the possible disputes and claims between and among them as set forth in this Release.

2.	Employee releases and forever discharges the Company and its affiliates and each of their predecessors, successors, insurers, and assigns, and each of their officers, directors, agents, employees, administrators, and investors (collectively referred to as the “Releasees”), from any and all claims, duties, obligations, liabilities, costs, attorneys fees and damages of any nature whatsoever, both known and unknown, suspected or unsuspected, arising from omissions, acts or facts that have occurred up until and including the date on which this Release is signed by Employee as follows:

a.	relating to or arising from the Employee’s employment with Resto or the termination of that employment;

b.	for breach of contract or tort relating to or arising from the Employee’s employment with Resto or the termination of that employment, including, but not limited to, claims of wrongful discharge, breach of a duty of good faith and fair dealing, fraud, defamation, intentional infliction of emotional distress, or assault;

c.	for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1990 (“ADA”), the Fair Labor Standards Act (“FLSA”), the Older Worker Benefit Protection Act (“OWBPA”) the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”); the California Fair Employment and Housing Act, and the California Labor Code (excepting any workers’ compensation claim), including but not limited to the following sections of the California Labor Code: section 201, et seq., section 970, et seq., and section 1400, et seq. (“California WARN Act”), and any successor law to any of the foregoing statutes;

d.	arising out of any other laws and regulations relating to employment, employment discrimination, or unlawful employment harassment (collectively, the aforementioned items are referred to as the “Released Matters”); and

e.	for attorneys’ fees and costs arising from any of the Released Matters.

3.

This Release does not extend to (i) claims arising after the date upon which the Release was signed, (ii) any claim that cannot be waived by law, (iii) any right Employee may have to enforce this Release, the Grant Agreement dated May     , 2010 between

Employee and Home Holdings, the Home Holdings, LLC 2008 Team Resto Ownership Plan, the Fourth Amended and Restated Limited Liability Company Operating Agreement of Home Holdings, the Loan Agreement dated as of December 31, 2008 between Employee and Home Holdings, the Loan Agreement dated May , 2010 between Employee and Home Holdings, the Amended and Restated Pledge and Security Agreement dated May , 2010 between Employee and Home Holdings and [other agreements in effect], as any of the foregoing may be amended or modified from time to time, (iv) Employee’s eligibility for indemnification and advancement of expenses in accordance with applicable laws or the certificate of incorporation and by-laws of Company, or any applicable insurance policy (v) any right Employee may have to obtain contribution as permitted by law in the event of entry of judgment against Employee as a result of any act or failure to act for which Employee, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable, or (vi) Sections 2, 3.4, 3.6, 4.1, 4.2, 4.4, 5 through 14, and 16 through 19 of the Amended and Restated Compensation and Severance Agreement dated May , 2010 between Employee and Resto and the corresponding provisions of such agreement as it may be amended from time to time.

4.	Employee agrees to abide by the terms of the Proprietary Information and Inventions Agreement and to maintain the confidentiality of the terms of this Release, except Employee may make disclosure (i) to the extent necessary with respect to any litigation, arbitration or mediation involving this Release, including, but not limited to, the enforcement of this Release, (ii) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Employee to disclose or make accessible any information, provided, however, that Employee agrees to take reasonable action to inform the Company of the pending disclosure so that the Company may attempt to obtain a protective order, or (iii) to Employee’s legal, financial and tax advisors and immediate family members

5.	The terms of this Release are a compromise and settlement of any disputed claim, the validity, existence, or occurrence of which are expressly denied by the Company. This Release does not constitute, and shall not be construed as an admission by the Company of, any breach of contract or other violation of any right of Employee, or of harm to him/her of any kind whatsoever, or of any violation of a federal, state, or local statute, law, or regulation. To the contrary, the Company denies any liability whatsoever to Employee.

6.	Employee enters into this Release freely and voluntarily and acknowledges that he has been advised by this Release to consult legal counsel.

7.	If Employee elects to accept this Release, Employee must sign and return the Release to the Company not later than twenty-one (21) days after receiving it. Once Employee signs this Release, Employee shall have seven (7) days during which Employee may revoke the Release by providing written notice of revocation to Company at the address below. If this Release is not revoked by Employee during the seven (7) day period, it shall be deemed accepted. The Release shall become effective and enforceable on the first day following the seven (7) day revocation period with no revocation by Employee (the “Effective Date”).

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8.	The undersigned affirm that the terms stated herein constitute the only consideration for their signing this Release, that no other promise or agreement of any kind has been made by any person or entity to cause them to sign this Release, and that they fully understand the meaning and intent of this Release, including, but not limited to, its final and binding effect.

9.	Employee agrees and recognizes that his/her employment relationship with Resto has been terminated and that the Company has no obligation, contractual or otherwise, to re-employ or hire Employee in the future.

10.	This Release is entered into in the State of California and shall be governed by the internal laws of California, without regard to its principles of conflicts of laws.

11.	If any provision of this Release is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Release, and the remainder of this Release shall be enforced.

12.	Employee acknowledges the waiver and release of any right he may have under ADEA and OWBPA and that this waiver and release is knowing and voluntary. Moreover, Employee acknowledges that the terms of this Release fully comply with ADEA and OWBPA, and that said terms therefore are final and binding. Specifically, Employee acknowledges that:

a.	The terms of this Release not only are understandable, but they are fully understood by Employee;

b.	This Release specifically refers to Employee’s rights and claims under ADEA, as well as to the laws of the State of California prohibiting age discrimination, and Employee understands that such rights and claims are irrevocably being waived by Employee;

c.	The consideration recited in this Release is adequate to make it final and binding, and is in addition to payments or benefits to which Employee otherwise would be entitled as a former employee of Company;

d.	Employee has been advised, both orally and by this writing, of the right to consult with an attorney before entering into this Release, and has exercised such right to the extent Employee wishes to do so;

e.	Employee has been given adequate time, up to twenty-one (21) days if desired, to consider this Release, and has used all or as much of the twenty-one (21) day consideration period as she deemed necessary to fully consider this Release; and

f.	Employee understands that this Release may be revoked by Employee up to seven (7) days after its execution, following which time it is final and binding.

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13.	Employee understands and agrees that the release set forth in this Release covers both claims that Employee knows about and those that he may not know about. Employee waives any rights afforded by Section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive all rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

14.	EMPLOYEE FURTHER STATES THAT HE HAS CAREFULLY READ THE FOREGOING “RELEASE OF CLAIMS” AND KNOWS AND UNDERSTANDS THE CONTENTS THEREOF AND SIGNS THE SAME AS EMPLOYEE’S OWN FREE ACT AND DEED.

15.	This Release was presented to Employee on , 200 .

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IN WITNESS WHEREOF, the undersigned have executed this Release:

EMPLOYEE

Signature:

Print Name:	Date:

RESTORATION HARDWARE, INC.

Signature:

By:	Date:
Title:

HOME HOLDINGS, LLC

Signature:

By:	Date:
Title:

NAME AND ADDRESS FOR NOTICES TO RESTORATION HARDWARE:

[Name and Title]

Human Resources

Restoration Hardware

5725 Paradise Drive, Building D

Corte Madera, CA 94925

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